Exhibit 6.2

ADVISORY AGREEMENT

among

CapRocq Core REIT, Inc.

CapRocq Core Holdings, L.P.

and

CapRocq Core Advisors, LLC

Dated as of [______], 2016

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ADVISORY AGREEMENT, dated as of [______], 2016 (the “Effective Date”), among CapRocq Core REIT, Inc., a Maryland corporation (“CapRocq”), CapRocq Core Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”) and CapRocq Core Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH:

WHEREAS, CapRocq intends to invest in Target Assets (as defined below) and intends to qualify as a real estate investment trust for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning with its taxable year ended December 31, 2017; and

WHEREAS, CapRocq is the general partner of the Operating Partnership, and CapRocq intends to conduct substantially all of its business and make all Investments (as defined below) through the Operating Partnership;

WHEREAS, CapRocq and the Operating Partnership desire to retain the Advisor to administer the business activities and day-to-day operations of the Company (as defined below) and to perform services for the Company in the manner and on the terms set forth herein and the Advisor wishes to be retained to provide such services, subject to the supervision of the Board (as defined below), on the terms and conditions hereinafter set forth;

WHEREAS, the Advisor wishes to be retained to administer such business activities and day-to-day operations and to provide such services;

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a)           The following terms shall have the meanings set forth in this Section 1(a):

“Above-Market Rates” has the meaning set forth in Section 10(b).

“Acquisition Cost” shall mean the final purchase price of the acquired Investment, following all closing adjustments, plus all transaction costs and fees associated with the applicable Investment.

“Acquisition Expenses” means any and all expenses incurred by the Company, the Advisor or any of their respective Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investment, whether or not acquired, including, but not limited to, legal fees and expenses, travel and communications expenses, property inspection expenses, third party brokerage or finder’s fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and expenses, survey expenses, closing costs and the costs of performing due diligence.

“Acquisition Fee” shall have the meaning given it in Section 6(e).

“Advisor” has the meaning set forth in the preamble to this Agreement.

“Advisor Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power of the Advisor’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Advisor, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Advisor Change of Control shall not include (i) public offerings of the equity interests of the Advisor, or (ii) any assignment of this Agreement by the Advisor as permitted hereby and in accordance with the terms hereof.

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“Advisor Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Advisor Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“AFFO” means adjusted funds from operations, calculated by adjusting FFO by adding back acquisition expenses, equity based compensation expenses, and any other non-recurring on non-cash expenses, and subtracting recurring capital expenditures (and, when calculating the Incentive Fee only, further adjusting FFO to include any realized gains or losses on the Company’s real estate investments).

“Agreement” means this Advisory Agreement, as amended, supplemented or otherwise modified from time to time.

“Asset Management Fee” means the management fee in an amount equal to the sum of 2.0% of the amount of Stockholder’s Equity, which will be paid on a monthly basis.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law; provided, that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Board” means the board of directors of CapRocq. In every instance herein requiring approval of the Board or referring to policies or directions of the Board, for purposes of this Agreement, the Board shall be deemed to include any duly appointed and constituted committee of the Board with respect to each and every act that under the Governing Instruments or applicable law may be taken with the approval of a duly appointed and constituted committee of the Board, and references herein to the Board shall be deemed to include references to each such committee.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in Little Rock, Arkansas are not required to be open.

“Cause Termination Notice” has the meaning set forth in Section 11(a).

“Claim” has the meaning set forth in Section 8(d) hereof.

“Closing Date” means the date of closing of the Public Offering.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.001 per share, of CapRocq.

“Common Stock Equivalents” means shares of the Common Stock issuable pursuant to outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock that are in-the-money on such date.

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“Company” means, collectively, CapRocq and the Operating Partnership.

“Company Entities” means, collectively, CapRocq, the Operating Partnership and each of their respective subsidiaries.

“Company Indemnified Party” has meaning set forth in Section 8(c) hereof.

“Competing Program” means any REIT or similar investment vehicle engaged primarily in the business of investing in real estate assets that are substantially similar to the Target Assets and that offers and sells its securities pursuant to a registration statement effective or offering statement qualified under the Securities Act and the regulations promulgated thereunder.

“Confidential Information” has the meaning set forth in Section 5 hereof.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof, and shall also mean the effective date of termination of this Agreement by any notice given pursuant to Sections 10(d), 11(a) or 11(b) hereof.

“Equity Incentive Plans” means the equity incentive plans adopted by CapRocq, if any, to provide incentive compensation to attract and retain qualified independent directors, executive officers and other key employees, including officers and employees of the Advisor and Operating Partnership and their Affiliates and other service providers, including the Advisor and its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FFO” means funds from operations as such term is from time to time defined by the National Association of Real Estate Investment Trusts, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

“Financing Fee” means the financing fee in an amount equal to the sum of 1.0% of the principal balance of financing obtained by the Advisor on behalf of the Company Entities.

“Financing Transaction” means any financing transaction with respect to any Investment involving any of the Company Entities incurring any mortgage or other indebtedness, including the entering into any line of credit, mezzanine financing, preferred equity financing, and any transaction involving the creation of any commercial mortgage-backed security.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general partnership, the certificate of limited partnership and the partnership agreement in the case of a limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

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“Incentive Fee” means the incentive fee payable to the Advisor, which shall be calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) AFFO of the Company for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in the Public Offering and in future offerings and transactions of the Company, multiplied by the weighted average number of all shares of common stock outstanding on a fully-diluted basis (including, for the avoidance of doubt, any restricted stock units, any restricted shares of common stock, Equity Incentive Plan units, and other shares of common stock underlying other awards granted under one or more of the Company’s Equity Incentive Plans, if any, and units of limited partnership interest in the Operating Partnership) in the previous 12-month period, exclusive of equity securities issued prior to the Public Offering, and (B) 7%, and (2) the sum of any Incentive Fees paid to the Advisor with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the Incentive Fee during the first 12 months after completion of the Public Offering, AFFO will be determined by annualizing the applicable period following completion of the Public Offering. An example calculation of the Incentive Fee is set forth on Exhibit B hereto.

“Indemnified Party” has the meaning set forth in Section 8(c) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with CapRocq’s Governing Instruments and the rules of the Securities Exchange on which the shares of Common Stock are listed, if applicable.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment” means any investment by the Company, directly or through a subsidiary, in a Target Asset.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors).

“Investment Transaction” means any purchase, acquisition, exchange, sale or disposition, merger or interest exchange that results in the acquisition or disposition of, or other transaction involving, an Investment.

“Losses” has the meaning set forth in Section 8(b) hereof.

“LTIP Unit” shall have the definition set forth in the partnership agreement of the Operating Partnership.

“NYSE” means the New York Stock Exchange.

“OTC” means OTC Link ATS provided by OTC Link, LLC, a wholly-owned subsidiary of OTC Market Group, Inc., which operates both OTCQX and OTCQB.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Public Offering” means CapRocq’s sale of common stock to the public pursuant to CapRocq’s Offering Statement on Form 1-A (No. [___]-[____]).

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange” means the NYSE, NYSE MKT, OTCQX, OTCQB and any other nationally recognized securities exchange or other quotation system.

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“Stockholders’ Equity” means (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including Common Stock, Common Stock Equivalents, preferred stock and units of limited partnership interest in the Operating Partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase CapRocq’s Common Stock issued in the Public Offering or any subsequent offering. Stockholders’ Equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Advisor and the Independent Directors and approval by a majority of the Independent Directors.

“Target Assets” means the types of assets described under “Our Business” in the prospectus contained in CapRocq’s Offering Statement on Form 1-A (No. [__]-[____]) relating to the Public Offering, subject to, and including any changes to the Company’s Investment Guidelines that may be approved by the Board from time to time.

“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the Asset Management Fee and (ii) the Incentive Fee, in each case, earned by the Advisor during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

(b)          As used herein, accounting terms relating to any Company Entity, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Advisor.

(a)          CapRocq and the Operating Partnership hereby appoint the Advisor to manage the investments and day-to-day operations of the Company Entities, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision and direction of, and such further limitations or parameters as may be imposed from time to time by, the Board. The Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof, and further subject to Section 6 hereof. The appointment of the Advisor shall be exclusive to the Board.

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(b)          The Advisor, in its capacity as manager of the Investments and the operations of the Company Entities, at all times will be subject to the supervision and direction of the Board and will use commercially reasonable efforts to present to the Company potential investment opportunities and will perform its duties hereunder, including managing the Company’s business affairs in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board. CapRocq, the Operating Partnership and the Advisor hereby acknowledge the recommendation by the Advisor and the approval by the Board of the Investment Guidelines, including, but not limited to the Company’s investment strategy in the Target Assets. CapRocq, the Operating Partnership and the Advisor hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets shall require a change in, or supplement to, the Investment Guidelines. The Company shall notify the Advisor promptly of any amended, restated, supplemented or waived Investment Guidelines, including any modification or revocation of the Advisor’s authority set forth in the Investment Guidelines; provided, however, that such modification or revocation shall not be applicable to Investment Transactions to which the Advisor has committed any Company Entity prior to the date of receipt by the Advisor of such notification.

(c)          The Advisor will be responsible for (1) the selection, purchase, sale and disposition of Investments, (2) the Company’s financing activities, and (3) providing the Company with advisory services. In addition, the Advisor will be responsible for the day-to-day operations of the Company Entities (which, for purposes of the Advisor’s responsibilities in this Agreement, includes their respective subsidiaries) and will perform (or cause to be performed) such services and activities relating to the Investments and operations of the Company Entities as may be appropriate, which may include, without limitation:

(i)         serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s Investments, financing activities and operations, any modification to which will be approved by the Board (including a majority of the Independent Directors);

(ii)        investigating, analyzing, and selecting possible Investment opportunities and acquiring, financing, retaining, selling, restructuring, exchanging or disposing of Investments consistent with the Investment Guidelines;

(iii)       with respect to prospective Investment Transactions and Financing Transactions, conducting negotiations (including negotiation of definitive agreements) on the Company’s behalf with sellers, purchasers, and brokers and, if applicable, their respective agents and representatives;

(iv)       negotiating and entering into, on the Company’s behalf, interest rate swap agreements and other agreements and instruments required for the Company to conduct the Company’s business;

(v)        effecting any private placement of interest in the Operating Partnership, tenancy-in-common or other interests in Investments as may be approved by the Board;

(vi)       engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, real estate brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations and actual or potential Investments Investment Transactions or Financing Transactions;

(vii)      coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(viii)     providing executive and administrative personnel, office space and office services required in rendering services to the Company;

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(ix)        administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Advisor and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x)         communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities of CapRocq or the Operating Partnership as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xi)        counseling the Board and the Company in connection with policy decisions to be made by the Board;

(xii)       evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with such strategies as so modified from time to time, CapRocq’s qualification as a REIT and with the Investment Guidelines;

(xiii)      counseling the Board and the Company regarding the maintenance of CapRocq’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause CapRocq to continue to qualify for taxation as a REIT;

(xiv)     counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from such status;

(xv)      furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Advisor, including reports to the Board with respect to potential conflicts of interest involving the Advisor or any of its Affiliates;

(xvi)     monitoring the operating performance of the Company’s Investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii)    investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to CapRocq’s stockholders and the Operating Partnership’s partners) and advising the Company as to its capital structure and capital raising;

(xviii)   causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xix)      assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)       assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the applicable Securities Exchange;

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(xxi)      assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxii)     handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Advisor or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

(xxiii)    using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxiv)    serving as the Company’s consultant with respect to decisions regarding any of its financings, hedging activities, borrowings or joint venture arrangements undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to its investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for its investments;

(xxv)     arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xxvi)    performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Advisor shall deem appropriate under the particular circumstances; and

(xxvii)   using its best efforts to cause the Company to comply with all applicable laws.

(d)           The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Advisor deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense.

(e)           The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of CapRocq as a REIT or the Operating Partnership as a partnership under the Code or the Company’s status as an entity exempted or excluded from investment company status under the Investment Company Act, or (iii) would conflict with or violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or any applicable Governing Instruments. If the Advisor is ordered to take any action by the Board, the Advisor shall promptly notify the Board if it is the Advisor’s judgment that such action would adversely and materially affect such status or conflict with or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Company, the Board, or the Company’s stockholders or partners, as applicable, for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 8 of this Agreement.

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(f)           The Advisor shall notify the Board in advance of all proposed Investment Transactions before they are completed. The Advisor shall seek and obtain Board approval of any Investment Transaction that does not meet the Investment Guidelines. Subject to this Section 2(f), the Advisor may execute without Board approval (but, in all cases, with advance notice to the Board) any Investment Transaction that fits within the Investment Guidelines, if then permitted by the Investment Guidelines. If any proposed Investment Transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information reasonably required by them to evaluate properly the proposed transaction. With respect to Investment Transactions for which Board approval is not required but advance notice is required, the Advisor shall provide to the Board a summary of its investment analysis with respect to the proposed Investment Transaction. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 2(f); provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to Investment Transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

(g)           The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Advisor to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Advisor to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, the applicable Securities Exchange’s Listed Company Manual, the Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Advisor all resources, information and materials reasonably requested by the Advisor to enable the Advisor to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(h)          As frequently as the Advisor may deem reasonably necessary or advisable, or at the direction of the Board, the Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, any reports and other information relating to any proposed or consummated Investment as may be reasonably requested by the Company.

(i)          The Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company Entities to comply with their respective Governing Instruments or as otherwise reasonably requested by the Board, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of CapRocq’s consolidated financial statements by a nationally recognized independent accounting firm.

(ii)         The Advisor shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, performance and compliance with the Investment Guidelines and policies approved by the Board.

(i)           Officers, employees and agents of the Advisor and its Affiliates may serve as directors, officers, agents, nominees or signatories for any Company Entity, to the extent permitted by their respective Governing Instruments or by any resolutions duly adopted by the Board, the Operating Partnership or such Company Entity. When executing documents or otherwise acting in such capacities for any Company Entity, such Persons shall indicate in what capacity they are executing on behalf of such Company Entity. Without limiting the foregoing, while this Agreement is in effect, the Advisor will provide the Company with a management team, including a President, Chief Investment Officer, Chief Operating Officer, Treasurer and Secretary, along with appropriate support personnel, to provide the management services to be provided by the Advisor to the Company Entities hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

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(j)           The Advisor, at its sole cost and expense, shall at all times during the term of this Agreement maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement, naming CapRocq and the Operating Partnership as additional insureds.

(k)           The Advisor, at its sole cost and expense, shall provide such third party internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the applicable Securities Exchange and as otherwise reasonably requested by the Company or the Board from time to time.

(l)           The Advisor, at its sole cost and expense, shall maintain any required registration of the Advisor or any Affiliate with the SEC under the Investment Advisers Act of 1940, as amended, or with any state securities authority in any state in which the Advisor or its Affiliate is required to be registered as an investment advisor under applicable state securities laws.

Section 3. Additional Activities of the Advisor; Non-Solicitation; Restrictions.

(a)           Except as provided in the last sentence of this Section 3(a), Section 3(b) and/or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company; provided, however, that the Advisor shall devote sufficient resources to the Company’s business to discharge its obligations to the Company Entities under this Agreement; or (ii) in any way bind or restrict the Advisor or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Advisor or any Affiliate of the Advisor to others. Notwithstanding anything to the contrary contained herein, the Company shall have the benefit of the Advisor’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Advisor shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(b)           The Advisor shall report to the Board any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. If the Advisor sponsors or manages any Competing Program that has investment funds available at the same time as the Company, the Advisor shall inform the Board of the method to be applied by the Advisor in allocating investment opportunities among the Company and competing investment entities and shall provide regular updates to the Board of the investment opportunities provided by the Advisor to competing programs in order for the Board (including the Independent Directors) to evaluate that the Advisor is allocating such opportunities in accordance with such method.

Section 4. Bank Accounts.

At the direction of the Board, the Advisor may establish and maintain one or more bank accounts in the name of any Company Entity, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the Company’s auditors.

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Section 5. Records; Confidentiality.

(a)           The Advisor shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company Entities at any time during normal business hours. The Advisor shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Advisor Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or filings with any applicable Securities Exchange , market, or Listed Company Manual or disclosure or presentations to Company investors (subject to compliance with Regulation FD), if applicable, (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Advisor or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Advisor agrees to inform each of its Advisor Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof.

(b)           Nothing herein shall prevent the Advisor from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Advisor will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Advisor’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Advisor is required to disclose Confidential Information, the Advisor may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Advisor agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(c)           Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions of this Section 5: any Confidential Information that (A) is available to the public from a source other than the Advisor, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Advisor from a third party where such disclosure, to the best of the Advisor’s knowledge, does not constitute a breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

(d)           The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one (1) year; provided that the parties will maintain trade secrets of the other party identified in writing as trade secrets, and which in fact constitute trade secrets, for a period of no longer than five (5) years thereafter.

Section 6. Compensation.

(a)          For the services rendered under this Agreement, the Company shall pay the Asset Management Fee, Acquisition Fee, Financing Fee and the Incentive Fee to the Advisor. The Advisor will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to Section 7 hereof.

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(b)          The parties acknowledge that the Asset Management Fee is intended to compensate the Advisor for advisory services and certain general management services rendered under this Agreement.

(c)          The Asset Management Fee is payable on a monthly basis. If applicable, the initial and final installments of the Asset Management Fee shall be pro-rated based on the number of days during the initial and final months, respectively, that this Agreement is in effect. The Asset Management Fee shall be calculated within 5 days after the end of each month and such calculation shall be promptly delivered to the Company. The Company will be obligated to pay each monthly installment of the Asset Management Fee calculated for that quarter in cash within five (5) Business Days after delivery to the Company of the written statement of the Advisor setting forth the computation of the Asset Management Fee for such month. Each monthly installment of the Asset Management Fee shall be payable in cash, or at the election of the Board, in LTIP Units. The number of LTIP Units payable as the Asset Management Fee to be issued to the Advisor will be calculated in accordance with Section 6(e) in the same manner as calculated for the Incentive Fee.

(d)           The Incentive Fee shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement is executed. The Advisor shall compute each quarterly installment of the Incentive Fee within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Advisor to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of such computations. The Incentive Fee may be paid either in cash or LTIP Units, at the election of the Board.

(e)          The number of LTIP Units payable as the Incentive Fee to be issued to the Advisor will be equal to the dollar amount of the portion of the quarterly installment of the Incentive Fee payable in such LTIP Units, divided by a value determined as follows:

(i)          if the Common Stock is traded on a Securities Exchange, the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange on the five (5) Business Days prior to the date on which the quarterly installment of the Incentive Fee is paid;

(ii)         if the Common Stock is not traded on a Securities Exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five (5) Business Days prior to the date on which the quarterly installment of the Incentive Fee is paid; and

(iii)        if the Common Stock is neither traded on a Securities Exchange nor actively traded over-the-counter, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board (including a majority of the Independent Directors).

(f)           The Advisor will receive an Acquisition Fee of 1.5% of the Acquisition Cost for each Investment made on behalf of the Company at the closing of the acquisition of such Investment for its services in identifying Investments for purchase, arranging for the purchase of such Investments, coordinating the closing on such Investments and following up on and resolving post-closing transaction issues on behalf of the Company. The Acquisition Fee will be in addition to any third party real estate brokerage commissions incurred by the Company. The Asset Management Fee shall be payable in cash, or at the election of the Board, in LTIP Units. The number of LTIP Units payable as the Acquisition Fee to be issued to the Advisor will be calculated in accordance with Section 6(e) in the same manner as calculated for the Incentive Fee.

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(g)          The Advisor will receive a Financing Fee of 1.0% of the principal amount borrowed by Companies Entities pursuant to a Financing Transaction. The Financing Fee shall be calculated within five (5) days after the closing of a Financing Transaction and such calculation shall be promptly delivered to the Company. The Company will be obligated to pay the Financing Fee for that Financing Transaction within five (5) Business Days after delivery to the Company of the written statement of the Advisor setting forth the computation of the Financing Fee for such Financing Transaction. The Financing Fee shall be payable in cash or, at the election of the Board, in LTIP Units. The number of LTIP Units payable as the Financing Fee to be issued to the Advisor will be calculated in accordance with Section 6(e) in the same manner as calculated for the Incentive Fee.

Section 7. Expenses of the Company.

(a)           Except as otherwise set forth in Section 7(b)(iv) hereof with respect to the costs of legal tax, accounting, consulting, auditing and other similar services rendered for the Company as specified therein, which costs shall be the expense of the Company, the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor and its Affiliates who provide services to the Company Entities pursuant to this Agreement (including, without limitation, each of the officers of the Company and any directors of CapRocq who are also directors, officers, employees or agents of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. For the avoidance of doubt, any Equity Incentive Plan of CapRocq or the Operating Partnership in which any person referred to above participates shall be excluded from the operation of this Section 7(a).

(b)           The Company shall pay (or cause to be paid) all of the costs and expenses of each Company Entity and shall reimburse the Advisor or its Affiliates for documented expenses of the Advisor and its Affiliates incurred on behalf of any Company Entity that are reasonably necessary for the performance by the Advisor of its duties and functions hereunder, provided, that such expenses are in amounts no greater than those that would be payable to third-party professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis, and excepting only those expenses that are specifically the responsibility of the Advisor pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company Entities shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:

(i)         Acquisition Expenses incurred in connection with the selection and acquisition of Investments;

(ii)        general and administrative expenses of the Company Entities, if any;

(iii)       expenses in connection with the issuance of securities of the Company, any Financing Transaction and other costs incident to the acquisition, development, redevelopment, construction, repositioning, leasing, disposition and financing of the Investments;

(iv)       costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Advisor or, if provided by the Advisor’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. For the avoidance of doubt, (a) any Equity Incentive Plan of CapRocq or the Operating Partnership in which any person referred to in Section 7(a) above participates, and (b) all salaries, bonuses and other wages, payroll taxes and the cost of employee benefit plans of any persons referred to in Section 7(a) above, and costs of insurance with respect to any such person, shall be included in the operation of this Section 7(b)(iv);

(v)        the compensation and expenses of CapRocq’s directors and the cost of liability insurance to indemnify the Company and its directors and officers;

(vi)       costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of CapRocq’s securities offerings;

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(vii)      expenses connected with communications to holders of the securities of any Company Entity and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of CapRocq’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing CapRocq’s annual report to its stockholders or the Operating Partnership’s partners, as applicable, and proxy materials with respect to any meeting of CapRocq’s stockholders or the Operating Partnership’s partners, as applicable;

(viii)     costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company Entities;

(ix)        expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Advisor in connection with the acquisition, development, redevelopment, construction, repositioning, leasing, financing, refinancing, sale or other disposition of an Investment or establishment of any of CapRocq’s securities offerings, or in connection with any Financing Transaction;

(x)         costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(xi)        compensation and expenses of CapRocq’s custodian and transfer agent, if any;

(xii)       the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xiii)      all taxes and license fees;

(xiv)     all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

(xv)      costs and expenses incurred in contracting with third parties;

(xvi)     all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xvii)    expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for any Company Entity or their Investments separate from the office or offices of the Advisor, if any;

(xviii)   expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the securities of any Company Entity, including, without limitation, in connection with any dividend reinvestment plan;

(xix)      any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against any Company Entity, or against any trustee, director, partner, member or officer of such Company Entity in his capacity as such for which any Company Entity is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable Governing Instruments or any agreement or other instrument or by any court or governmental agency; and

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(xx)       all other expenses actually incurred by the Advisor (except as otherwise specified herein) that are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement.

(c)         Costs and expenses incurred by the Advisor on behalf of the Company shall be reimbursed monthly to the Advisor. The Advisor shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Advisor on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Advisor pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Advisor’s Responsibility.

(a)         The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Advisor, including as set forth in the Investment Guidelines. The Advisor, its officers, members, managers, directors, personnel, Affiliates, and any Person providing sub-advisory services to the Advisor (each, a “Advisor Indemnified Party”), will not be liable to any Company Entity or any of the stockholders, partners, members or other holders of equity interests of any Company Entity for any acts or omissions by any Advisor Indemnified Party performed in accordance with and pursuant to this Agreement, except by reason of any act or omission on the part of such Advisor Indemnified Party constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Advisory Agreement as determined by a final, non-appealable order of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, the Advisor shall perform its duties with a standard of care utilizing its best business judgment given the circumstances and the resources, in a commercially reasonable manner.

(b)          The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless each Advisor Indemnified Party, of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively, “Losses”) in respect of or arising from any acts or omissions of such Advisor Indemnified Party performed in good faith under this Agreement and the standards set forth in Sections 3(a) and 8(a) and the in accordance with the standard set forth in Section 3(a) and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Advisor Indemnified Party under this Agreement as determined by a final, non-appealable order of a court of competent jurisdiction. In addition, the Company shall advance funds to a Advisor Indemnified Party for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought pursuant to the terms of this Agreement, provided, that such Advisor Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if it shall ultimately be determined that such Advisor Indemnified Party is not entitled to be indemnified by the Company as provided herein in connection with such claim, suit, action or proceeding.

(c)         The Advisor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, its directors and officers, personnel, agents and Affiliates (each, a “Company Indemnified Party,” and collectively with a Advisor Indemnified Party, each an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Advisor under this Agreement, or (ii) any claims by the Advisor’s personnel relating to the terms and conditions of their employment by the Advisor.

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(d)          In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 8; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section 8. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next sentence of this Section 8(c), also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.

(e)          Any Indemnified Party entitled to indemnification hereunder shall seek recovery under any insurance policies by which such Indemnified Party is covered and any Indemnified Party shall obtain the written consent of the indemnifying party prior to entering into any compromise or settlement which would result in an obligation of such indemnifying party to indemnify such Indemnified Party; provided, however, that the possibility of recovery under any such insurance policies shall not preclude an Indemnified Party from seeking indemnification pursuant to this Agreement. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the indemnifying party by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the indemnifying party in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the indemnifying party to such Indemnified Party) to the indemnifying party. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or any Subsidiary and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company may be limited to the Company Parties’ proportionate share thereof if so determined by the Company in good faith.

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(f)         The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture.

The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

Section 10. Term; Renewal; Termination Without Cause.

(a)         This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof for an initial term of twenty-four (24) months from the Effective Date (the “Initial Term”), and then will automatically renew annually. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Advisor elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

(b)          Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon 180 days’ prior written notice to the Advisor (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least a majority of the Independent Directors that there has been unsatisfactory performance by the Advisor that is materially detrimental to the Company Entities taken as a whole. The Company may terminate this Agreement for cause pursuant to Section 11 hereof even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c)         No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Advisor the Termination Fee if the Advisor terminates this Agreement pursuant to this Section 10(c).

(d)         Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 5, Section 7, Section 8 and Section 14 of this Agreement.

(e)         (i) Notwithstanding any other provision of this Agreement, at the earlier of (1) the date of the end of the Initial Term and (2) the date on which a majority of the Independent Directors have determined in good faith to pursue an internalization of the management functions of the Company provided by the Advisor, the Company may terminate this Agreement upon 30 days’ prior written notice. To the extent the Company elects to terminate this Agreement pursuant to this Section 10(e)(i), the Company shall pay the Termination Fee to the Advisor within thirty (30) days of the effective date of such termination, subject to clause (ii) hereof.

(ii)         If the Company elects to terminate this Agreement pursuant to Section 10(e)(i), then either the Advisor or the Company may further elect to structure such internalization as an acquisition of all of the membership interests in the Advisor for which the acquisition consideration shall be equal to the amount of the Termination Fee (and no separate Termination Fee would be paid), which may include a contribution of the Advisor’s assets in exchange for units of limited partnership interest in the Operating Partnership or other tax-efficient transaction (an “Internalization Transaction”). To the extent of an election under this Section 10(e)(ii), the parties shall negotiate in good faith to prepare an agreement to reflect the terms of such Internalization Transaction and related documents containing customary, standard and commercially reasonable representations, warranties, covenants and indemnities. The consummation of an Internalization Transaction pursuant to this Section 10(e)(ii) shall be subject to the prior approval of (1) a majority of the Independent Directors, and (2) the Company’s stockholders to the extent required under Maryland law or the rules of the applicable Securities Exchange.

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Section 11. Termination for Cause.

(a)         The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Advisor (a “Cause Termination Notice”), without payment of any Termination Fee, if (i)  the Advisor, its agents or assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Advisor takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Advisor’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition, (iii) any Advisor Change of Control which a majority of the Independent Directors determines is materially detrimental to the Company Entities taken as a whole, (iv) the Advisor is unable to perform its obligations under this Agreement; (v) the dissolution of the Advisor, or (vi) the Advisor commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (vi) are caused by an employee and/or officer of the Advisor or one of its Affiliates and the Advisor takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Advisor actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 11(a)(vi) and any Cause Termination Notice previously given in reliance on this clause (vi) automatically shall be deemed to have been rescinded and nugatory.

(b)         The Advisor may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Advisor the Termination Fee if the termination of this Agreement is made pursuant to this Section 11(b).

(c)         The Advisor may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 12. Action Upon Termination.

From and after the effective date of termination of this Agreement pursuant to Sections 10 or 11 of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if (x) terminated pursuant to Section 11(b) hereof or (y) not renewed pursuant to Section 10(b) hereof (subject to Section 10(c) hereof), the Termination Fee. Upon any such termination, the Advisor shall forthwith:

(a)         after deducting any accrued compensation and reimbursement for its expenses that have been submitted to the Company prior to the effective date of termination, pay over to each Company Entity all money collected and held for the account of such Company Entity pursuant to this Agreement;

(b)         deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company Entities;

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(c)         deliver to the Board all property and documents of the Company Entities then in the custody of the Advisor; and

(d)         cooperate with the Company Entities to provide an orderly management transition, including, but not limited to, the transition to a new manager of control of the assets of the Company Entities.

Section 13. Assignments.

(a)         Assignments by the Advisor. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by CapRocq with the consent of a majority of the Independent Directors and the Operating Partnership. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Advisor is bound, and the Advisor shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Advisor. Notwithstanding the foregoing, the Advisor may, without the approval of the Company’s Independent Directors, (i) assign this Agreement to an Affiliate of the Advisor, conditioned on such Affiliate becoming subject to the rights and obligations of the Investment Guidelines, and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Advisor under this Agreement.

(b)         Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 14. Release of Money or Other Property Upon Written Request.

The Advisor agrees that any money or other property of the Company Entities held by the Advisor shall be held by the Advisor as custodian for the Company, and the Advisor’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company requesting the Advisor to release to the Company any money or other property then held by the Advisor for the account of the Company under this Agreement, then subject to the Advisor’s right to offset pursuant to Section 12(a) hereof, the Advisor shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Advisor shall not be liable to the Company, the Board, CapRocq’s stockholders or Operating Partnership’s partners or any of the directors or equity holders of any subsidiary of the Company for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14. The Company shall indemnify the Advisor Indemnified Parties against any and all Losses which arise in connection with the Advisor’s proper release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Advisor Indemnified Parties to indemnification under Section 8 of this Agreement.

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Section 15. Representations and Warranties.

(a)         CapRocq hereby represents and warrants to the Advisor as follows:

(i)          CapRocq is duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company Entities, taken as a whole.

(ii)         CapRocq has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of CapRocq, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by CapRocq in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of CapRocq, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of CapRocq enforceable against CapRocq in accordance with its terms.

(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on CapRocq, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on CapRocq, or the Governing Instruments of, or any securities issued by CapRocq or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which CapRocq is a party or by which CapRocq or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company Entities, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)         The Operating Partnership hereby represents and warrants to the Advisor as follows:

(i)          The Operating Partnership is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited partnership power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited partnership and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company Entities, taken as a whole.

(ii)         The Operating Partnership has the limited partnership power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited partnership action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including partners and creditors of the Operating Partnership, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Operating Partnership in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Operating Partnership, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms.

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(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Operating Partnership, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Operating Partnership, or the Governing Instruments of, or any securities issued by the Operating Partnership or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Operating Partnership is a party or by which the Operating Partnership or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company Entities, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(c)        The Advisor hereby represents and warrants to the Company as follows:

(i)          The Advisor is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Advisor.

(ii)         The Advisor has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including shareholders and creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Advisor, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.

(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Advisor, or the Governing Instruments of, or any securities issued by the Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor is a party or by which the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

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Section 16. Miscellaneous.

(a)          Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

CapRocq:	CapRocq Core REIT, Inc.
1 Allied Drive, Suite 1500
Little Rock, Arkansas 72202
Attention: Beau Blair
Tele: (501) 372-6161

with a copy to:	Kaplan Voekler Cunningham & Frank, PLC
1401 E. Cary Street
Richmond, Virginia 23219
Attention: Thomas G. Voekler, Esq.
Fax: (804) 823-4099

The Operating Partnership:	CapRocq Core Holdings, L.P.
1 Allied Drive, Suite 1500
Little Rock, Arkansas 72202
Attention: Beau Blair
Tele: (501) 372-6161

with a copy to:	Kaplan Voekler Cunningham & Frank, PLC
1401 E. Cary Street
Richmond, Virginia 23219
Attention: Thomas G. Voekler, Esq.
Fax: (804) 823-4099

The Advisor:	CapRocq Core Advisors, LLC
1 Allied Drive, Suite 1500
Little Rock, Arkansas 72202
Attention: Beau Blair
Tele: (501) 372-6161

(b)        Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein. Except as provided in this Agreement with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)        Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

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(d)        Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ARKANSAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ARKANSAS AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR JUDGMENT IN SUCH COURTS, AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(f)        WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)        Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h)        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)        Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(j)        Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)        Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l)        Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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(m)          Independent Director Provisions. Notwithstanding anything in this Agreement to the contrary, until such time as the Company’s Governing Instruments require that at least one-third of its Board be comprised of Independent Directors, all provisions in this Agreement referencing a majority or some other proportion of the Independent Directors shall be read to mean a majority or such other proportion of the Board as a whole.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Advisory Agreement as of the date first written above.

CapRocq Core REIT, Inc.

By:
	Name:	Beau Blair
	Title:	Chief Operating Officer

CapRocq Core Holdings, L.P.

By:	CapRocq Core REIT, Inc.,
its General Partner

By:
Name:Beau Blair
Title: Chief Operating Officer

CapRocq Core Advisors, LLC

By:
	Name:	Beau Blair
	Title:	Chief Operating Officer

[Signature Page for Advisory Agreement for CapRocq Core REIT, Inc.]

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Exhibit A

to Advisory Agreement

Investment Guidelines

1.  No Investment shall be made that would cause CapRocq to fail to qualify as a REIT under the Code.

2.  No Investment shall be made that would cause CapRocq or the Operating Partnership to be regulated as an investment company under the Investment Company Act.

3.  The Company’s Investments shall be in the Target Assets.

4.   Until appropriate Investments in the Target Assets are identified, the Advisor may invest the proceeds of the Public Offering and any future offerings of CapRocq’s or the Operating Partnership’s securities for cash in interest-bearing, short-term investment-grade investments, subject to the requirements for CapRocq’s qualification as a REIT under the Code.

5. The Advisor will generally target equity Investments ranging from approximately $2 million to $25 million and will target aggregate portfolio leverage of no more than 70%.

6. The approval of the full Board shall be required for any Investment Transaction involving an equity investment: (i) in excess of $15 million; (ii) that would be leveraged, on an individual basis, more than 80%; (iii) that would cause the aggregate leverage of our portfolio to exceed 70%; (iv) that, once the Maximum Offering Amount of $50 million in net offering proceeds has been raised in the Public Offering, exceeds 30% of total net proceeds; or (v) that would materially differ from the investment parameters approved by our Board.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of CapRocq’s stockholders.

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Exhibit B

to Advisory Agreement

Example Incentive Fee Calculation

Set forth below is an example of the calculation of the Advisor’s quarterly Incentive Fee based upon various assumptions described herein.

Assume the following:

•	AFFO for the 12-month period equals $4,000,000;
•	3,000,000 shares of Common Stock are outstanding and the weighted average number of shares of Common Stock outstanding during the 12-month period is 3,000,000;
•	weighted average issue price per share of common stock is $10.00; and
•	Incentive Fees paid during the first three quarters of such 12-month period are $300,000.

Under these assumptions, the quarterly incentive fee payable to our Advisor would be $80,000, as calculated below:

1.	AFFO	$4,000,000

2.	Weighted average issue price per share of common stock of $10.00 multiplied by the weighted average number of shares of common stock outstanding of 3,000,000 multiplied by 7%	$2,100,000

3.	Excess of AFFO over amount calculated in 2 above	$1,900,000

4.	20% of the amount calculated in 3 above	$380,000

5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$300,000

6.	Quarterly incentive fee payable to our Advisor:	$80,000

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